Exhibit 10.1

September 21, 2010
Carlos J. Vázquez
Individual Lending Group
Dear Carlos:
We are pleased to extend you an offer related to your assignment as President of Banco Popular North America (“BPNA”). This position reports directly to Mr. Richard L. Carrión, President and Chief Executive Officer of Popular, Inc. (“Popular”). This appointment will be effective on September 21, 2010.
Your annualized base salary will be $600,000.00. You will participate in an annual incentive plan based on Popular’s financial results and your individual performance in accordance with pre-established objectives. The incentive could represent up to an additional 50% of your earned base salary and will be payable in Popular, Inc.’s restricted stock. All incentive plans are subject to changes due to financial results and federal regulations.
This offer also includes the following components:
•	A car allowance of $24,000 per year. Your current corporate vehicle will be sold in Puerto Rico by Popular. Proceeds from the sale will be allocated between Banco Popular de Puerto Rico (“BPPR”) and you based the original investment rate of 90% and 10%, respectively.
•	A housing allowance of $6,250 per month. At the end of the third year, you and Popular will evaluate the allowance amount in order to determine whether any adjustment is deemed necessary under the circumstances. Also, the housing allowance will be adjusted annually for any escalation clause established in the lease agreement.
•	Relocation benefits:
1.	Home finding trip — up to six calendar days for you and your spouse.

2.	Final move trip — for you and your family.

3.	Temporary accommodations — up to two months prior to moving into new home.

4.	Shipping and storage — for household goods, up to 30 days in PR and USA. Maximum weight of 15,000 pounds.
•	Insurance at replacement cost (limitations on works of art)

•	One automobile

•	Pets

•	No bulky articles or recreational vehicles
5.	Tax assistance
•	Tax advisory services/consultations

•	Tax return preparation for PR and USA during first two years

Page 2 of 2 — Offer letter
•	Employee 401(k) Plan

You are eligible to make tax-deferred contributions, from 1% to 70% of total compensation, through payroll deduction. The contributions will be subject to IRS limits of $22,000 ($16,500 for regular pre-tax and $5,500 characterized as catch-up).
•	Retirement Plan
Your current frozen benefit under the BPPR Retirement Plan of $5,938 will be preserved in BPNA.
•	Medical Plan
A comprehensive medical plan sponsored by the company for you, including prescription drugs and dental plan. Coverage for your family and enhanced medical and dental coverage is also available with optional employee contributions.
•	Retiree Medical Benefit
You are eligible to the post-retirement medical plan and Popular will consider your service years at BPNA to determine your percentage of contribution.
We are totally committed to the values and vision that guide Popular, for we believe we are guardians of a long tradition of excellence. We are confident that you will find your new employment to be challenging as well as rewarding.
If you have any questions, please do not hesitate to call me at 787-765-9800, extension 7055.

Sincerely,
/s/ Eduardo J. Negrón
Eduardo J. Negrón
Executive Vice President People Group Popular, Inc.

Popular is an Equal Opportunity Employer (M/F/V/D)